Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the related notes thereto, and the other financial information included elsewhere in this Report.

Set forth below is a discussion of our financial condition and our results of operations for the three fiscal years in the period ended December 31, 2008.

Overview

Management Overview of Business Trends

We operate in three integrated and complementary operating segments: Licensing, Publishing and Film Production. During early 2008, we completed our exit from toy manufacturing activities as planned. We also completed a change in the focus of the support that we provide to Hasbro, which resulted in changes to our internal organizational structure and staff reductions. As a result of these events, we no longer have a Toy segment and have altered our internal reporting of segment performance, with the result that we are including revenues earned from Hasbro (associated with toys manufactured and sold by Hasbro) and related expenses (associated with royalties that we owe to third parties, such as movie studios, on our Hasbro revenue) within our Licensing segment. Those revenues and expenses were formerly included in our Toy segment. Our remaining activities related to our terminated toy manufacturing business are included with Corporate overhead in “All Other”. We have reclassified prior-period segment information to conform to the current-year presentation. As a result of these changes, segment information for the years ended December 31, 2007 and 2006 has been reclassified as follows:

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Previously Reported	Adjustment	As Reclassified	Previously Reported	Adjustment	As Reclassified
	(in millions)
Net Sales
Licensing	$272.7	$70.9	$343.6	$127.2	$5.2	$132.4
Toys	87.4	(87.4)	—	116.1	(116.1)	—
All Other	—	16.5	16.5	—	110.9	110.9

Cost of Revenues
Toys	8.7	(8.7)	—	56.4	(56.4)	—
All Other	—	8.7	8.7	—	56.4	56.4

Selling, General and Administrative
Licensing	75.7	11.6	87.3	49.2	0.7	49.9
Toys	20.8	(20.8)	—	28.0	(28.0)	—
All Other	22.0	9.2	31.2	22.7	27.3	50.0

Operating Income (Loss)
Licensing	196.1	59.4	255.5	77.6	4.5	82.1
Toys	54.7	(54.7)	—	21.1	(21.1)	—
All Other	(22.4)	(4.7)	(27.1)	(22.7)	16.6	(6.1)

The increased exposure of Marvel characters in movies and television shows can create revenue opportunities for us through increased sales of licensed merchandise. Producing films ourselves provides us with more control of our film projects, gives us greater flexibility to coordinate the timing of licensing programs around Marvel-branded theatrical releases and provides us with the opportunity for a meaningful source of profits. The operations of developing and producing our own theatrical releases are reported in our Film Production segment, the funding for which comes primarily from our $525 million film facility. We intend to self-produce all future films based on our characters that have not already been licensed to third parties.

Our operating results were stronger in 2008 than in 2007, due largely to the 2008 release of our first two self-produced films, Iron Man and The Incredible Hulk. As discussed below, we will not release any self-produced films in 2009 and our only licensed film scheduled for release in 2009 is X-Men Origins: Wolverine. As a result, we expect our operating results to be lower in 2009 than in 2008 or 2007, when Spider-Man 3 was released. Our next self-produced films, Iron Man 2 and Thor, are scheduled for release in 2010.

Licensing

Our Licensing segment is responsible for the licensing, promotion and brand management for all of our characters worldwide. We pursue a strategy, where feasible, of concentrating our licensee relationships with fewer, larger licensees who demonstrate the financial and merchandising capability to manage our portfolio of both classic and movie properties. A key focus is negotiating strong minimum guarantees while keeping royalty rates competitive.

Another strategy of the Licensing segment’s consumer products program is to create new revenue opportunities by further segmenting our properties to appeal to new demographic profiles. Initiatives such as Marvel Super Hero Squad, Marvel Extreme, Marvel Heroes and Marvel Comics (the retro depiction of our characters) have all helped the licensing business expand beyond its traditional classic and event-driven properties.

Major entertainment events play an important role in driving sales of our licensed products. In 2007, our Licensing segment revenue reflected the benefit of the May 2007 release of the movie Spider-Man 3. The Licensing segment’s 2007 initiatives were focused on merchandising our self-produced movies: Iron Man, which was released on May 2, 2008, and The Incredible Hulk, which was released on June 13, 2008. Our 2008 Licensing segment revenue benefited from the release of those movies, but not as significantly as 2007 Licensing segment revenue benefited from the release of Spider-Man 3. We expect that our 2009 Licensing segment revenue will be lower than in 2008 as there will only be one major entertainment event in 2009, X-Men Origins: Wolverine, expected to be domestically released on May 1, 2009 by Twentieth Century Fox. In addition, although we have many licensees that are large companies, the majority of our consumer product licensees are small to medium sized companies, located throughout the world, that rely on access to credit to produce and distribute their products. As a result of world-wide tightening of credit markets, some of our licensees may have difficulties producing and distributing goods. In addition, due to the lessening of consumer demand resulting from the global recessionary environment, some of our licensees may have difficulties obtaining sufficient sales orders. These macro-economic factors (see “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009) are another reason for our expectation that 2009 Licensing segment revenue will be lower than in 2008. We believe the negative impact of these macro-economic factors on the Licensing segment may be partially mitigated as a result of the non-durable nature of the products sold by most of our licensees and the low prices at which the majority of these products are sold.

We typically enter into multi-year merchandise license agreements that specify minimum royalty payments and include a significant down payment upon signing. We recognize license revenue when the earnings process is complete, including, for instance, the determination that the credit-worthiness of the licensee reasonably assures collectibility of any outstanding minimum royalty payments. If the earnings process is complete with respect to all required minimum royalty payments, then we record as revenue the present value of those payments.

The earnings process is not complete if, among other things, we have significant continuing involvement under the license, we have placed restrictions on the licensee’s ability to exploit the rights conveyed under the contract or we owe a performance obligation to the licensee. In the case where we have significant continuing involvement or where any restrictions remain on the licensee’s rights (e.g., no sales of products based on a specific character allowed until a future date), we recognize revenue as the licensee reports its sales and corresponding royalty obligation to us. Where we have a performance obligation, minimum royalty collections are not recognized until our performance obligation has been satisfied. Minimum payments collected in advance of recognition are recorded as deferred revenue. In any case where we are unable to determine that the licensee is sufficiently creditworthy, we recognize revenue only to the extent of cash collections. When cumulative reported royalties exceed the minimum royalty payments, the excess royalties are recorded as revenue when collected and are referred to as “overages”.

As discussed above, beginning in 2008 we are including revenues earned from Hasbro, and related expenses, in our Licensing segment.

Publishing

The Publishing segment is focused on strengthening its Super Hero graphic fiction presence in its primary distribution channels such as the direct and mass market, and expanding its reach to a broader demographic by providing all ages and new reader products in the book market and online. In 2008, Marvel launched a major comic book crossover series, Secret Invasion, which involves many of the Marvel characters and features tie-ins to many other Marvel publications, similar to the Civil War series that was a top-selling comic book in 2007. Secret Invasion ran from April through December 2008. The third volume of the Dark Tower series and the first volume of The Stand series were released in October 2008. The momentum of these efforts will take us into and through the Dark Reign and Ultimatum publishing events that will occur in the first half of 2009, which will be supplemented with a variety of Wolverine product to be distributed around the X-Men Origins: Wolverine movie expected to be domestically released on May 1, 2009 by Twentieth Century Fox. We will also see the first collections for The Stand and the Ender’s Game series along with the continued publication of the Dark Tower. However, due to the macro-economic factors discussed above, we believe that Publishing segment revenue in 2009 will be lower than in 2008 as consumer spending will be down, retailers look to reduce inventory and advertising budgets remain constrained. The current economic climate may also lead to a reduction in the number of large book retailers and direct-market retailers. Direct-market retailers are generally small business entities, many of which rely on access to credit that may be more difficult to obtain.

The Publishing segment has continued its development and investment in digital media, resulting in increased content on our Marvel Digital Comics Unlimited service, where we currently have over 5,000 previously published Marvel comic books available for viewing online in a proprietary viewer. We have also added more content to our websites, including videos, casual games, news and character biographies. In early 2008, we launched a separate website, www.marvelkids.com, featuring Marvel characters and content developed for children ages 6-11. During 2008, we also expanded our distribution of digital media content through arrangements with third-party websites such as YouTube and iTunes. We expect continued growth and diversification in Marvel Online revenues as we continue to increase our online presence. However, our expectations for online revenue growth, expected in large part to be achieved through increased advertising revenues, have been reduced because of the macro-economic factors discussed above, which have had a negative impact on industry-wide online advertising. For the years ended December 31, 2008, 2007 and 2006, the revenue of our digital media group was $2.5 million, $1.0 million and $0.3 million, respectively, and the expenses of our digital media group were $4.5 million, $1.6 million and $0.1 million, respectively.

Film Production

In 2008, we released our first two self-produced films: Iron Man on May 2 and The Incredible Hulk on June 13. We are currently developing four films for release in 2010 and 2011: Iron Man 2, Thor, The First Avenger: Captain America and The Avengers. The scheduled release dates of those films are, respectively, May 7, 2010, July 16, 2010, May 6, 2011 and July 15, 2011. After the release of each film, we begin to recognize revenue and to amortize our film inventory as described below.

Film Inventory

In general, we are responsible for all of the costs of developing and producing our feature films. The film’s distributor is responsible for the out-of-pocket costs, charges and expenses (including contingent compensation and residual costs, to a defined limit) incurred in the distribution, manufacturing, printing and advertising, marketing, publicizing and promotion of the film in all media (referred to in the aggregate as the distributor’s costs). The distributor’s costs are not included in film inventory.

We account for our film inventory under the guidance provided by AICPA Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”). We capitalize all direct film production costs, such as labor costs, visual effects and set construction. Those capitalized costs, along with capitalized production overhead and capitalized interest costs, appear on our balance sheet as an asset called film inventory. Production overhead includes allocable costs, including cash and stock compensation and benefits, of individuals or departments with exclusive or significant responsibility for the production of films. Capitalization of production overhead and interest costs commences upon completion of the requirements for funding the production under the film facility and ceases upon completion of the production.

We also capitalize the costs of projects in development into film inventory. Those costs consist primarily of script development. In the event that a film does not begin pre-production within three years from the time of the first capitalized transaction, or if an earlier decision is made to abandon the project, all capitalized costs related to these projects are expensed. During 2008 and 2007, $1.7 and $1.3 million, respectively, of film development costs were written off and included in selling, general and administrative expenses in our consolidated statements of income.

Once a film is released, using the individual-film-forecast computation method, the amount of film inventory relating to that film is amortized and included in each period’s costs of revenue in the proportion that the film’s revenue during the period bears to the film’s then-estimated total revenue, net of the distributor’s costs, over a period not to exceed ten years (ultimate revenues). Estimates of ultimate revenues for each film are regularly reviewed and revised as necessary based on the latest available information. Reductions in those revenue estimates could result in the write-off, or the acceleration of the amortization, of film inventory in that reporting period; increases in those revenue estimates could result in reduced amortization in that period.

As of December 31, 2008, our Film Production segment had film inventory of $181.6 million, primarily for the Iron Man and The Incredible Hulk productions.

Film Revenue

The amount of revenue recognized from our films in any given period depends on the timing, accuracy and sufficiency of the information we receive from our distributors.

After remitting to us five percent of the film’s gross receipts, the distributor is entitled to retain a fee based upon the film’s gross receipts and to recoup all of its costs on a film-by-film basis prior to our receiving any additional share of film receipts. Any of the distributor’s costs for a film that are not recouped against receipts for that film are borne by the distributor. Our share of the film’s receipts, as described above, is recognized as revenue when reported due to us by the distributor. We received minimum guarantees from local distributors in five territories in connection with the release of Iron Man and The Incredible Hulk. In those territories, we began to recognize revenue when the film was made available for exhibition in theaters.

Revenue from the sale of home video units is recognized when our distributors report as due to us the home video sale proceeds that they have collected from retailers. We provide for future mark-downs and returns of home entertainment product at the time the related revenue is recognized, using estimates. Our estimates are calculated by analyzing a combination of our distributors’ historical returns and mark-down practices, our distributors’ estimates of returns of our home video units, current economic trends, projections of consumer demand for our home video units and point-of-sale data available from retailers. We periodically review our estimates using the latest information available.

Revenue from both free and pay television licensing agreements is recognized at the time the production is made available for exhibition in those markets.

Film Facility

The film facility enables us to independently finance the development and production costs of up to ten feature films, including films that may feature the following Marvel characters, whose theatrical film rights are pledged as collateral to secure the film facility.

•	Ant-Man

•	Black Panther

•	Captain America

•	Cloak & Dagger

•	Doctor Strange

•	Hawkeye

•	Iron Man

•	Nick Fury

•	Power Pack

•	Shang-Chi

•	The Avengers

•	The Incredible Hulk

Also included as collateral for the film facility are the theatrical film rights to many of the supporting characters that would be most closely associated with the featured characters and character families. For example, the theatrical film rights to The Incredible Hulk’s girlfriend, Betty Ross, and his nemesis, Abomination, are both pledged as collateral to the film facility.

We are currently developing a movie based on the character Thor and expect to obtain the consent of the film facility lenders to finance and produce that film through the film facility, in which case we will pledge the theatrical film rights to Thor and various related characters as additional collateral to secure the film facility.

While theatrical films featuring the characters listed above may be financed and produced by us only through the film facility, we retain all other rights associated with those characters. In addition, we may continue to license our other characters for movie productions by third parties, obtain financing to produce movies based on those other characters ourselves or with others or, with the consent of the film facility lenders, finance and produce films based on those other characters through the film facility.

We fund, from working capital and other sources, the incremental overhead expenses and costs of developing each film to the stage at which the conditions for an initial borrowing for the film are met under the film facility. If the film’s initial funding conditions are met under the film facility, we are able to borrow up to 67% of our budgeted production costs including an amount equal to our incremental overhead expenses related to that film, but not exceeding 2% of the film’s budget. If the initial funding conditions are not met, we will be unable to borrow these amounts under the film facility. Beginning with our third film, upon meeting the film’s initial funding conditions, we will be responsible to immediately fund 33% of that film’s budget using our own funds.

We recorded interest expense related to the film facility, net of interest capitalized, of $19.0 million, $13.7 million and $12.8 million during the years ended December 31, 2008, 2007 and 2006, respectively. Interest charges associated with borrowings to fund the productions were capitalized, rather than expensed, until the completion of production. The productions of Iron Man and The Incredible Hulk were completed in the second quarter of 2008. Starting in the second quarter of 2008, therefore, our interest expense began to increase significantly, as we began to expense, rather than capitalize, interest on the amounts borrowed to fund the Iron Man and The Incredible Hulk productions. In 2008, 2007 and 2006, we capitalized interest costs of $5.1 million, $8.4 million and $0.2 million, respectively and those amounts were included in film inventory.

Our Results of Operations

Year ended December 31, 2008 compared with the year ended December 31, 2007

Net Sales

	Years ended December 31,
	2008	2007	% Change
	(dollars in millions)
Licensing	$292.8	$343.6	(15)%
Publishing	125.4	125.7	—
Film Production	254.6	—	N/A
All Other	3.4	16.5	(79)%

Total	$676.2	$485.8	39%

	Years ended December 31,
	2008	2007
Sales Mix by Segment:
Licensing	43%	71%
Publishing	19%	26%
Film Production	38%	—
All Other	—	3%

Net Sales	100%	100%

Our consolidated net sales of $676.2 million for 2008 were $190.4 million higher than net sales in 2007. The increase primarily reflects the $254.6 million increase in Film Production net sales related to the theatrical releases during 2008 of Iron Man and The Incredible Hulk. This increase was partially offset by a 15% decline in licensing net sales and, within All Other, a decline in sales due to our exit from toy manufacturing operations.

Licensing segment net sales decreased $50.8 million during 2008, reflecting a $64.6 million decrease in Joint Venture revenue (to $57.4 million, primarily overages) related to the May 2007 release of Spider-Man 3 and a $14.8 million decrease in licensing audit claim settlements, resulting from an unusually high amount of settlement revenue in 2007. These decreases were partially offset by increases of $13.0 million and $11.1 million, respectively, in domestic and foreign licensing revenue, excluding the Joint Venture. The increases in domestic and foreign licensing were primarily due to amounts that were previously recorded as deferred revenue until the second quarter of 2008, when most licensees were first permitted to begin selling merchandise relating to Iron Man and The Incredible Hulk, partially offset by a decrease in overages that primarily resulted from increased licensing contract renewal activity. The increase in Film Production revenue and the significant decrease in Joint Venture revenue caused 2008 Licensing segment net sales to decrease as a percentage of consolidated net sales from 71% in 2007 to 43% in 2008.

Net sales from the Publishing segment were consistent from 2007 to 2008 with a decrease of $0.3 million to $125.4 million in 2008. This decrease reflects a $2.2 million reduction in our custom comic book sales due to a decrease in the scale and number of projects, a $1.3 million reduction in advertising revenue, resulting from decreased spending of advertising dollars by larger corporate advertisers and a $0.6 million reduction in sales of trade paperbacks. These reductions were offset by an increase of $0.8 million in our online comic subscription revenue and a $0.7 million increase in our online advertisement sales, both due to the growth of our digital media business in 2008, and by a $2.4 million increase in our comic book sales related to limited-edition comic book series events. Comic book sales in 2008 benefited from strong unit sales of Secret Invasion, a limited-edition comic book series. Comic book sales in 2007 benefited from strong unit sales of the final two comic-book issues of the Civil War series; The Death of Captain America; the Stephen King series, Dark Tower: The Gunslinger Born; and the World War Hulk series. Publishing segment net sales decreased as a percentage of consolidated net sales from 26% in 2007 to 19% in 2008, primarily because of film production revenues in 2008.

Net sales from the Film Production segment were $254.6 million in 2008, related to the theatrical releases of Iron Man and The Incredible Hulk. There were no Film Production segment revenues in 2007.

Net sales included in All Other represent our former toy manufacturing operations, which we exited in 2008.

Cost of Revenues

	Years ended December 31,
	2008		2007
	Amount	% of Net Segment Sales	Amount	% of Net Segment Sales
	(dollars in millions)
Licensing	$—	N/A	$—	N/A
Publishing	55.2	44%	52.2	42%
Film Production	135.3	53%	—	N/A
All Other	1.0	29%	8.7	53%

Total	$191.5	28%	$60.9	13%

Consolidated cost of revenues increased $130.6 million to $191.5 million during 2008 compared with 2007, primarily reflecting the amortization of film inventory in our Film Production segment. This increase was partially offset by the reduction of toy-production costs resulting from our exit from the toy business. Consequently, our consolidated cost of revenues as a percentage of sales increased to 28% during 2008, as compared to 13% in 2007.

Publishing segment cost of revenues for comic book and trade paperback publishing consists of art, editorial, and printing costs. The $3.0 million increase in Publishing segment cost of revenues is primarily associated with the increase in comic titles published (1,128 in 2008 vs. 974 in 2007). Publishing segment cost of revenues as a percentage of Publishing segment net sales increased from 42% in 2007 to 44% in 2008, primarily reflecting the impact of rising costs of talent combined with a reduction in the size of print runs and, to a lesser extent, an increase in paper costs.

Film Production segment cost of revenues during the 2008 period consisted of the amortization of film inventory as revenue was generated from the Iron Man and The Incredible Hulk feature films.

Cost of revenues included in All Other primarily consists of our former toy production activities.

Selling, General and Administrative Expenses

	Years ended December 31,
	2008		2007
	Amount	% of Net Segment Sales	Amount	% of Net Segment Sales
	(dollars in millions)
Licensing	$70.9	24%	$87.3	25%
Publishing	22.8	18%	19.9	16%
Film Production	15.7	6%	8.7	N/A
All Other	29.1	N/A	31.2	N/A

Total	$138.5	20%	$147.1	30%

Consolidated selling, general and administrative (“SG&A”) expenses of $138.5 million in 2008 were $8.6 million lower than SG&A expenses in 2007, primarily reflecting decreases in SG&A expenses in the Licensing segment, which were partially offset by increases in SG&A expenses in the Film Production and Publishing segments. Consolidated SG&A as a percentage of net sales during 2008 decreased to 20%, from 30% in 2007, primarily reflecting increased revenue from the Film Production segment and the impact of items in the Licensing segment.

Licensing segment SG&A expenses consist primarily of payroll, agents’ foreign-sales commissions and royalties owed to movie studios and talent for their share of license royalty income, which are variable expenses based on licensing revenues. We pay movie studio licensees up to 50% of merchandising-based royalty revenue (after certain contractually agreed-upon deductions) from the licensing of both “classic” and “movie” versions of characters featured in the films. Licensing segment SG&A expenses of $70.9 million for 2008 were $16.4 million less than in 2007. The decrease was primarily because of changes in information that we received from Sony Pictures. In particular, on the basis of information that Sony Pictures provided late in 2007, we accrued an expense of $11.5 million in that year for royalties payable to actors starring in the Spider-Man movies for the use of their likenesses in licensed products. That accrual increased our 2007 Licensing segment SG&A. Sony Pictures then retracted that information and replaced it with new information in 2008, and on the basis of the new information we reduced the accrual by $8.3 million. That reduction decreased our 2008 Licensing segment SG&A. The accrual and the reduction together produced a $19.8 million downward effect on our year-over-year change in Licensing segment SG&A. Another downward effect was created by a $4.7 million non-recurring charge recorded in 2007 related to a contractual obligation. These decreases were partially offset by increases of $2.6 million in foreign sales commissions attributable to higher commission-based foreign revenues, $2.6 million in royalties primarily owed to movie studios and $2.5 million in promotions and other selling expenses. The increase in royalties is primarily due to the change in sales-mix resulting in an increase in non-Joint Venture net sales and a decrease in Joint Venture Licensing segment net sales, of which Sony Pictures’ share of royalty income is reflected as noncontrolling interest in net income rather than SG&A, whereas other studios’ shares of license royalty income is recorded within SG&A expense. As a percentage of Licensing segment net sales, Licensing segment SG&A was consistent at 24% during 2008 compared with 25% in 2007.

Publishing segment SG&A expenses consist primarily of payroll, distribution fees and other miscellaneous overhead costs. Publishing segment SG&A expenses increased $2.9 million during 2008 over 2007, principally due to increased employee compensation of $1.9 million as a result of increased headcount to service the growth of our digital media business. In addition, this increase also reflects an increase of $0.6 million in the consulting and hosting fees related to the digital media web infrastructure.

SG&A expenses for our Film Production segment consist primarily of employee compensation and the allocated expenses associated with our California office. The costs of marketing and promoting our films are borne by our distributors. Film Production SG&A expenses increased $7.0 million during 2008 over 2007, partially due to $5.1 million of higher compensation resulting primarily from bonuses tied to the successful release of Iron Man and The Incredible Hulk, and increased employee headcount. SG&A in 2008 also reflects an increase of $0.7 million in the advertisement and promotion costs utilized to increase awareness of the Iron Man character.

SG&A expenses included in All Other for 2008 decreased $2.1 million over 2007, principally reflecting a decline in the SG&A of our former toy manufacturing activities, which amounted to $0.7 million in 2008 and $9.2 million in 2007. This $8.5 million decrease was partially offset by a $4.5 million increase in employee compensation expense.

Depreciation and Amortization

Depreciation and amortization expense decreased $4.4 million to $1.6 million in 2008 (from $6.0 million in 2007) as a result of decreased tooling costs due to the cessation of our toy production activities.

We account for our goodwill under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Accordingly, goodwill is not amortized but is subject to annual impairment tests. Our most recent annual impairment review did not result in an impairment charge.

Other Income

Other income increased $20.8 million to $23.4 million in 2008 (from $2.6 million in 2007). During 2008, we received settlement payments from two interactive licensees in connection with the early termination of their agreements, which resulted in $19.0 million of income, and settlement payments of $2.0 million from a licensee in connection with a contractual violation.

Operating Income

	Years ended December 31,
	2008		2007
	Amount	Margin	Amount	Margin
	(dollars in millions)
Licensing	$242.3	83%	$255.5	74%
Publishing	47.3	38%	53.5	43%
Film Production	102.7	40%	(7.5)	N/A
All Other	(24.3)	N/A	(27.1)	N/A

Total	$368.0	54%	$274.4	56%

Consolidated operating income increased $93.6 million to $368.0 million during 2008, primarily reflecting a $119.3 million contribution from the gross profit of the Film Production segment related to the theatrical releases of Iron Man and The Incredible Hulk and the benefits of $21.0 million of licensing settlement payments and decreases in SG&A expenses. These increases were partially offset by a $50.8 million decrease in net sales from the Licensing segment, which generates the highest margin, which resulted in our consolidated operating margin declining from 56% in 2007 to 54% in 2008.

Operating income in the Licensing segment decreased $13.2 million, primarily because of the $50.8 million reduction in Licensing segment net sales resulting from the decrease in Joint Venture revenue related to the May 2007 release of Spider-Man 3, partially offset by the $21.0 million in licensing settlement payments and the decrease in SG&A discussed above. The operating margin in the Licensing segment during 2008 increased to 83%, compared with 74% in 2007, primarily resulting from the licensing settlement payments and the non-recurring SG&A items.

Operating income in the Publishing segment decreased $6.2 million, and margins declined from 43% during 2007 to 38% during 2008, primarily due to a $2.9 million increase in expenses related to our digital media initiatives in 2008 compared with 2007. In addition, there was a decrease in 2008 in net sales of custom comic books and advertising, both of which have high margins, combined with an increase in cost of sales associated with talent costs and paper costs.

In 2008, operating income in the Film Production segment reflects a $119.3 million gross profit contribution from our self-produced films. This was partially offset by $15.7 million in SG&A expenses of the Film Production segment. During 2007, the Film Production operating loss reflects the SG&A costs noted above and a charge of $0.9 million for the decrease in the fair value of the interest rate cap associated with our film facility, offset by a $2.1 million increase in the fair value of forward contracts for the Canadian dollar. The forward contracts were entered into during 2007 in connection with the production of The Incredible Hulk.

All Other operating costs primarily represent corporate overhead expenses, partially offset by our toy manufacturing operations, which ceased during early 2008.

Interest Expense

	Years ended December 31,
	2008	2007
	(dollars in millions)
Interest incurred, HSBC line of credit	$—	$0.1
Interest incurred, film facilities	24.1	22.1

Total Interest incurred	24.1	22.2
Less: Interest capitalized	(5.1)	(8.4)

Total	$19.0	$13.8

From 2007 to 2008, there was an increase in the amount of interest we incurred as a result of increased outstanding borrowings associated with the Iron Man and The Incredible Hulk productions. In addition, we capitalized less interest in 2008 than in 2007 because of the completion, early in 2008, of these productions. The result was a $5.2 million increase in interest expense in 2008 compared to 2007. We expect that our 2009 interest expense will be lower than in 2008 as our average outstanding borrowings decrease and we once again begin to capitalize interest.

Interest Income

Interest income reflects amounts earned on cash equivalents and short-term investments. Interest income increased $1.0 million to $3.6 million in 2008 as compared to 2007, due to higher average cash and investment balances partially offset by a decrease in interest rates.

Gain on Repurchase of Debt

During 2008, our subsidiary, MVL International C.V repurchased all $60.0 million of our mezzanine debt related to the film facility for $58.1 million, which resulted in a net gain of $1.9 million.

Income Taxes

Our annual effective tax rate differs from the federal statutory rate due to the effects of state and local taxes and elimination of the noncontrolling interest in the Joint Venture’s earnings from reported income before income tax expense. Our effective tax rates for the years ended December 31, 2008 and 2007 were both 37.6%. While the rates are consistent from year to year, there were offsetting components. The principal offsetting items were a decrease in state taxes (2.1%) partially offset by a reduction in the benefit from Joint Venture earnings (1.7%).

We are not responsible for the income taxes related to the noncontrolling interest in the Joint Venture’s earnings. The tax liability associated with the noncontrolling interest in the Joint Venture’s earnings is therefore not reported in our income tax expense, even though all of the Joint Venture’s revenues and expenses are consolidated in our reported income before income tax expense. Joint Venture earnings therefore have the effect of lowering our effective tax rate. This effect is more pronounced in periods in which Joint Venture earnings are higher relative to our other earnings.

We retain various state and local net operating loss carryforwards of $316 million, which will expire in various jurisdictions in the years 2009 through 2026. As of December 31, 2008, there is a valuation allowance of $0.3 million against capital loss carryforwards, as we believe it is more likely than not that those assets will not be realized in the future.

We file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. We are no longer subject to tax examinations by taxing authorities in any jurisdiction for 2002 and prior tax years. The Internal Revenue Service (“IRS”) is examining our 2003 through 2006 tax years. As of December 31, 2008, the IRS has proposed certain adjustments, which are fully reserved for and, if accepted, would not result in a material change to our financial position. We are also under examination by various state and local jurisdictions.

Noncontrolling Interest

The noncontrolling interest in net income, related to the Joint Venture, amounted to $15.8 million in 2008 and $24.5 million in 2007. This $8.7 million decrease reflects decreased operations in 2008 from licensing associated with Spider-Man 3, which was released in May 2007.

Earnings per Share

Diluted earnings per share attributable to Marvel Entertainment, Inc. increased to $2.61 in 2008 from $1.70 in 2007 reflecting a 47% increase in net income attributable to Marvel Entertainment, Inc. and a 5% reduction in the weighted average number of shares outstanding due to treasury share repurchases. We repurchased 0.4 million shares during 2008.

Year ended December 31, 2007 compared with the year ended December 31, 2006

Net Sales

	Years ended December 31,
	2007	2006	% Change
	(dollars in millions)
Licensing	$343.6	$132.4	160%
Publishing	125.7	108.5	16%
All Other	16.5	110.9	(85)%

Total	$485.8	$351.8	38%

	Years ended December 31,
	2007	2006
Sales Mix by Segment:
Licensing	71%	38%
Publishing	26%	31%
All Other	3%	31%

Net Sales	100%	100%

Our consolidated net sales of $485.8 million for 2007 were $134.0 million higher than net sales in 2006. This was principally due to the 160% increase in Licensing segment net sales, which was mostly attributable to revenue related to Spider-Man 3 merchandising through the joint venture with Sony Pictures, called Spider-Man Merchandising L.P. (the “Joint Venture”). In addition, Publishing segment net sales increased 16%. These increases were partially offset by an 85% decline in sales within All Other due to our exit from toy manufacturing operations.

Licensing segment net sales increased $211.2 million during 2007, mostly due to a $117.9 million increase in Joint Venture revenue related to the May 2007 release of Spider-Man 3. There was no merchandise licensing revenue recorded for Spider-Man 3 until the first quarter of 2007, when licensees were first permitted to begin exploiting merchandise relating to Spider-Man 3. In addition, $70.9 million of royalty and service fee revenue was recorded in 2007, associated with Hasbro’s sales to retailers, compared to $5.2 million in 2006, which represents the initial sales under the Hasbro license agreement during the fourth quarter of 2006. Licensing segment net sales also benefited during 2007 from $18.3 million received in settlements of audit claims, an unusually high amount, and a $4.0 million increase in overages revenue. Studio licensing revenue increased $5.8 million, principally due to revenues associated with the Spider-Man movie properties. The significant increase in Joint Venture revenue and royalty and service revenue from Hasbro caused 2007 Licensing segment net sales to increase as a percentage of consolidated net sales from 38% in 2006 to 71% in 2007.

Net sales from the Publishing segment increased $17.2 million to $125.7 million in 2007, primarily due to an increase of $10.0 million in sales of trade paperbacks and hard cover books and an increase of $3.9 million in comic book sales. The increase in trade paperbacks and hard covers is attributable to an increase in the sale of Civil War and Dark Tower trade paperbacks. The growth also reflects an increase in trade titles published. Comic book sales in 2007 benefited from strong unit sales of the final two comic-book issues of the Civil War series; The Death of Captain America; the Stephen King series, Dark Tower: The Gunslinger Born; and the World War Hulk series. Custom publishing also increased $2.3 million due to an increase in the scale and number of projects. Although Publishing segment net sales increased from 2006 to 2007, because of the larger relative increases in Licensing segment net sales, Publishing segment net sales decreased as a percentage of consolidated net sales from 31% in 2006 to 26% in 2007.

Net sales included in All Other represent our former toy manufacturing operations. Net sales related to these operations in 2007 were principally sales of licensed-in properties manufactured by us, and in 2006, were principally sales of Marvel character-based toys manufactured by us.

Cost of Revenues

	Years ended December 31,
	2007		2006
	Amount	% of Net Segment Sales	Amount	% of Net Segment Sales
	(dollars in millions)
Licensing	$—	N/A	$—	N/A
Publishing	52.2	42%	47.2	44%
All Other	8.7	53%	56.4	51%

Total	$60.9	13%	$103.6	29%

Consolidated cost of revenues decreased $42.7 million to $60.9 million during 2007 compared with 2006, primarily due to the reduction of toy-production costs resulting from our cessation of the manufacture and sale of Marvel-branded toys. Consequently, our consolidated cost of revenues as a percentage of sales decreased to 13% during 2007, as compared to 29% in 2006.

Publishing segment cost of revenues as a percentage of Publishing segment net sales decreased from 44% during 2006 to 42% during 2007. Rising costs of talent, ink and paper in 2007 were absorbed by higher unit sales of comic and trade books. In addition, larger print runs in 2007 resulted in lower unit costs and generated higher margins. The increase in cost of revenue of $5.0 million is primarily associated with increased sales.

Cost of revenues included in All Other primarily consisted of our former toy production activities. These cost of revenues consisted of product and package manufacturing, shipping and buying agents’ commissions. The most significant portion of these cost of revenues was product and package manufacturing. The decrease in these cost of revenues from $56.4 million in 2006 to $8.7 million in 2007 reflected the elimination of manufacturing costs to produce Marvel-branded toys.

Selling, General and Administrative Expenses

	Years ended December 31,
	2007		2006
	Amount	% of Net Segment Sales	Amount	% of Net Segment Sales
	(dollars in millions)
Licensing	$87.3	25%	$49.9	38%
Publishing	19.9	16%	17.2	16%
Film Production	8.7	N/A	6.0	N/A
All Other	31.2	N/A	50.0	N/A

Total	$147.1	30%	$123.1	35%

Consolidated SG&A expenses of $147.1 million in 2007 were $24.0 million greater than SG&A expenses in 2006, primarily due to increases in the Licensing segment. Consolidated SG&A as a percentage of net sales decreased to 30% in 2007 from 35% during 2006, primarily due to the significant increase in Joint Venture Licensing segment net sales.

Licensing segment SG&A expenses in 2007 reflected increases of $10.0 million in royalties payable to movie studios, $7.2 million in agents’ foreign sales commissions and $11.8 million in royalties payable to actors for use of their likeness in licensed products. There were also increases in connection with licensing promotion expense related to the Joint Venture and increased professional fees as we pursued audits of our licensees. In addition, during 2007, we recorded a non-recurring charge of $4.7 million related to a contractual obligation. As a percentage of Licensing segment net sales, Licensing segment SG&A decreased significantly from 38% to 25%. This resulted from the significant increase in licensing revenue derived from the activities of the Joint Venture, of which Sony Pictures’ share is reflected as noncontrolling interest in net income rather than SG&A.

Publishing segment SG&A expenses increased $2.7 million during 2007 over 2006, principally due to increased employee compensation and increased distribution fees associated with increased sales. Publishing segment SG&A expenses as a percentage of Publishing segment net sales during 2007 remained consistent with the percentage in 2006.

The $2.7 million increase in Film Production SG&A expenses in 2007 compared to 2006 reflects the ramp-up of our film production business, which was partially offset by the capitalization of overhead costs related to The Incredible Hulk and Iron Man film productions aggregating $1.0 million during 2007.

SG&A expenses included in All Other for 2007 decreased $18.8 million over 2006, principally reflecting a $18.1 million decline in the SG&A of our former toy manufacturing activities, from $27.3 million in 2006 to $9.2 million in 2007. This decrease was principally the result of the establishment of additional reserves in 2006 for estimated uncollectible amounts due from Toy Biz Worldwide, Ltd. (“TBW”) in the amount of $2.6 million, which were reduced by $1.4 million in 2007 upon settling with TBW. This caused a decrease of $4.0 million in SG&A in 2007 compared with the prior year. As a result of the shift to Hasbro, SG&A of our former toy manufacturing activities also declined due to decreases in general selling expenses of $3.1 million, royalties payable to studios of $3.7 million and payroll of $5.3 million. Decreases related to corporate overhead were primarily due to a non-recurring credit in 2007 associated with pension accounting for the Fleer/Skybox International Retirement Plan and a $0.4 million decrease in consulting and payroll related expenses. This was partially offset by a $1.8 million increase in legal fees.

Depreciation and Amortization

Depreciation and amortization expense decreased $8.3 million to $6.0 million in 2007 (from $14.3 million in 2006) as a result of decreased tooling costs due to the cessation of our production of Marvel-branded toys.

We account for our goodwill under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Accordingly, goodwill is not amortized but is subject to annual impairment tests. Our most recent annual impairment review did not result in an impairment charge.

Other Income

Other income increased $0.8 million to $2.6 million in 2007 (from $1.8 million in 2006). During 2007, other income primarily resulted from $2.1 million in realized gains generated from forward contracts entered into during 2007 to mitigate our risk of fluctuations in the Canadian dollar related to the Canadian filming of The Incredible Hulk. Other income also benefited from $0.6 million in sales of fully depreciated tooling used by our former Toy segment. These increases were partially offset by a $0.9 million decrease in the fair value of the interest rate cap associated with the film facility.

During 2006, other income consisted principally of $1.6 million of non-recurring income resulting from payments received for our agreement to vacate leased property earlier than provided for in a lease and our agreement to allow our tenant to vacate property earlier than provided for in its lease and $0.8 million in sales of fully depreciated tooling used by our former Toy segment. These increases were offset by a $1.5 million decrease in the fair value of the interest rate cap associated with the film facility.

Operating Income

	Years ended December 31,
	2007		2006
	Amount	Margin	Amount	Margin
	(dollars in millions)
Licensing	$255.5	74%	$82.1	62%
Publishing	53.5	43%	44.1	41%
Film Production	(7.5)	N/A	(7.5)	N/A
All Other	(27.1)	N/A	(6.1)	N/A

Total	$274.4	56%	$112.6	32%

Consolidated operating income increased $161.8 million to $274.4 million during 2007, primarily due to a $211.2 million increase in net sales from the Licensing segment, which generates the highest margins. This increase was partially offset by an 85% decline in sales within All Other due to our exit from toy manufacturing operations. This also caused consolidated operating margins to increase significantly, from 32% during 2006 to 56% during 2007.

Operating income in the Licensing segment increased $173.4 million, which caused operating margins to increase from 62% to 74%, primarily due to the increase in merchandise licensing revenue from the Joint Venture. The margins of Joint Venture merchandise licensing are higher than most other merchandise licensing because Sony Pictures’ share of the Joint Venture’s operating results is classified as noncontrolling interest in net income, whereas other studios’ shares of license royalty income is recorded within SG&A expense.

Operating income in the Publishing segment increased $9.4 million and margins improved from 41% in 2006 to 43% in 2007 due to the increase in net sales volume with improved gross margins resulting from larger print runs of more successful titles.

During 2007, the Film Production operating loss reflects the SG&A costs noted above and a charge of $0.9 million for the decrease in the fair value of the interest rate cap associated with our film facility, offset by a $2.1 million increase in the fair value of forward contracts for the Canadian dollar. The forward contracts were entered into during 2007 in connection with the production of The Incredible Hulk. During 2006, the Film Production operating loss reflects the SG&A costs noted above and a charge of $1.5 million for the decrease in the fair value of the interest rate cap.

All Other operating costs primarily represent corporate overhead expenses, and the operating loss of our former toy manufacturing operations of $4.7 million in 2007 and the operating income for these operations of $16.6 million in 2006. The $21.0 million increase in operating costs is the result of the $21.3 million decrease in the operating income of our former toy manufacturing operations.

Interest Expense

	Years ended December 31,
	2007	2006
	(dollars in millions)
Interest incurred, HSBC line of credit	$0.1	$2.4
Interest incurred, film facilities	22.1	13.0

Total Interest incurred	22.2	15.4
Less: Interest capitalized	(8.4)	(0.2)

Total	$13.8	$15.2

From 2006 to 2007, there was a $6.8 million increase for interest we incurred. The increase was primarily the result of borrowings for the movie productions Iron Man (beginning in the first quarter of 2007) and The Incredible Hulk (beginning in the second quarter of 2007), offset by a decrease in our short-term borrowings under our HSBC line of credit to finance repurchases of our common stock. During 2007, $8.4 million of interest cost related to movie production borrowings was capitalized into film inventory, an increase of $8.2 million over the 2006 amount. This led to a $1.4 million net reduction in interest expense from 2006 to 2007.

Interest Income

Interest income reflects amounts earned on our cash equivalents and short-term investments. Interest income increased $1.1 million to $2.6 million in 2007 as compared to 2006, due to higher levels of cash equivalents and short-term investments in 2007 than in 2006.

Income Taxes

Our annual effective tax rate differs from the federal statutory rate due to the effects of state and local taxes and elimination of the noncontrolling interest in the Joint Venture’s earnings from reported income before income tax expense. Our effective tax rates for the years ended December 31, 2007 and 2006 were 37.6% and 39.5%, respectively. The 1.9% reduction in the effective tax rate was principally caused by higher Joint Venture earnings, partially offset by state and local income taxes.

As of December 31, 2007, we retained various state and local net operating loss carryforwards of $354 million. As of December 31, 2007, there was a valuation allowance of $1.2 million against capital loss carryforwards and state and foreign net operating loss carryforwards.

Noncontrolling Interest

The noncontrolling interest in net income, related to the Joint Venture, amounted to $24.5 million in 2007 and $1.0 million in 2006. This increase of $23.5 million reflects the increased operations from licensing associated with the Spider-Man films, the most recent of which was the May 2007 release of Spider-Man 3.

Earnings per Share

Diluted earnings per share attributable to Marvel Entertainment, Inc. increased to $1.70 in 2007 from $0.67 in 2006 reflecting a 138% increase in net income attributable to Marvel Entertainment, Inc. and a 5.5% reduction in the weighted average number of shares outstanding due to the effect of treasury share repurchases (8.5 million shares acquired in 2007).

Liquidity and Capital Resources

Our primary sources of liquidity are cash, cash equivalents, cash flows from operations, our film credit facilities and the HSBC line of credit, described below. We anticipate that our primary uses for liquidity will be to conduct our business, including our obligation to fund 33% of the budget of each of our prospective self-produced films commencing with Iron Man 2 and Thor in 2009, and to repurchase our common stock.

During 2008, our cash and cash equivalents increased by $75.2 million as a result of the $198.0 million of net cash provided by operating activities, which represents an increase of $189.9 million over the $8.1 million of cash provided by operating activities during 2007. The increase is principally the result of strong cash collections from our Licensing segment and a $197.9 million reduction in film expenditures in 2008 over 2007. Our film-production expenditures, including expenditures funded by draw-downs from our film facilities, appear on our consolidated statements of cash flows as cash used in operating activities. The related draw-downs appear on our consolidated statements of cash flows as cash provided by financing activities. Likewise, the related increase in restricted cash funded by these collections is reflected as cash used in our investing activities.

Our working capital deficiency decreased $50.2 million from $107.9 million at December 31, 2007 to $57.7 million at December 31, 2008, primarily reflecting a $115.8 million increase in accounts receivable, which primarily relates to fourth quarter Iron Man revenue that we received from our distributor in February 2009, and the $198.0 million of cash generated through operations noted above. These improvements in working capital were partially offset by the repurchase of $60 million of long-term mezzanine debt using cash from operations and a $162.5 million increase in short-term borrowings principally representing the amount of borrowings under our film facility that we estimate to be repaid over the twelve-month period beginning on January 1, 2009.

Net cash flows used in investing activities for the year ended December 31, 2008 reflects the use of restricted cash to fund production expenses and distribute cash to our Joint Venture partner, and the purchase of short-term investments using cash from operations. Cash equivalents at December 31, 2008 consist principally of U.S. Treasury Bills and short-term bank CD’s (covered by the U.S. Government’s Temporary Liquidity Guarantee Program). Net cash flows used in investing activities for the year ended December 31, 2007 reflect the purchase of short-term investments using our excess cash and the use of restricted cash to fund production expenses and obligations under the film facility.

Net cash used in financing activities during the year ended December 31, 2008 reflects $180.5 million in repayments of our film facility borrowings, including our repurchase of all $60.0 million of long-term mezzanine debt for $58.1 million using cash from operations, partially offset by $106.3 million in borrowings under our film facility during that period. We also distributed $16.7 million to our Joint Venture partner ($14.8 million distributed in 2007). In addition, we repurchased 0.4 million shares of our common stock at a cost of $10.5 million. During the year ended December 31, 2007, we repurchased 8.5 million shares of our common stock at a cost of $212.0 million. Repurchases were financed through cash generated from operations. At December 31, 2008, the remaining amount authorized and available for stock repurchases was $127.7 million.

MVL Film Finance LLC maintains a $525 million credit facility for producing theatrical motion pictures based on our characters. MVL Film Finance LLC’s ability to borrow under the film facility expires on September 1, 2012. The film facility expires on September 1, 2016, subject to extension by up to ten months under certain circumstances. The expiration date and final date for borrowings under the film facility occur sooner if the films produced under the facility fail to meet certain defined performance measures. The film facility consists of $465 million in revolving senior bank debt and $60 million in mezzanine debt, which is subordinated to the senior bank debt and, as discussed below, was repurchased by us. Both Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and Moody’s Investor Rating Service, Inc. have given the senior bank debt investment grade ratings. In addition, Ambac Assurance Corporation has insured repayment of the senior bank debt. In exchange for the repayment insurance, we pay Ambac a fee calculated as a percentage of senior bank debt, but in no event less than $3.4 million per year. The interest rates for outstanding senior bank debt, and the fees payable on unused senior bank debt capacity, both described below, include the percentage fee owed to Ambac (assuming the minimum has been reached). During 2008, our wholly-owned subsidiary, MVL International C.V. repurchased all $60 million of the mezzanine debt for $58.1 million. The mezzanine debt remains outstanding and MVL International C.V. receives the interest payments made by MVL Film Finance LLC with respect to this debt. The interest expense and interest income related to the mezzanine debt are therefore eliminated in our consolidated results and our consolidated financial position does not include the mezzanine debt.

All future interest payable under the film facility must now be paid from the films’ net collections, rather than from any of our other sources of cash. Effective December 31, 2008, the film facility requires us to maintain a liquidity reserve of $25 million, included in non-current restricted cash, to cover future interest payments in the event that the films’ net collections are not sufficient to make these payments. If we do not release a film in 2010, 2011 and 2012 or our sixth film under the facility by August 26, 2012, the liquidity reserve requirement will be increased to $45 million.

The film facility also requires us to maintain an interest reserve equal to the subsequent quarter’s estimated interest. As of December 31, 2008, this reserve was $6.4 million, and is included in non-current restricted cash.

In February 2009, we repaid $109 million of our film facility debt using net collections from Iron Man.

The interest rate for the mezzanine debt is LIBOR plus 7.0%. As noted above, we repurchased the mezzanine debt and, accordingly, interest expense, from the dates of repurchase, related to the mezzanine debt is not reflected in our consolidated operating results.

The interest rate for outstanding senior bank debt is currently LIBOR (1.43% at December 31, 2008) or the commercial paper rate, as applicable, plus 2.935%. The LIBOR rate on our outstanding senior bank debt resets to the quoted LIBOR rate two business days preceding the commencement of each calendar quarter. The commercial paper rate resets periodically depending on how often our lenders issue commercial paper to fund their portion of our outstanding debt. The weighted average interest rate of our senior bank debt was 5.78% at December 31, 2008.

The film facility requires us to pay a fee on any senior bank debt capacity that we are not using. This fee is currently 0.90%, and is applied on $465 million reduced by the amount of any outstanding senior bank debt.

In June 2008, Ambac’s rating was downgraded by S&P from AAA to AA. The downgrade caused an increase of 1.30% in our interest rate for outstanding senior bank debt and an increase of 0.30% in the fee payable on our unused senior bank debt capacity. These increases are reflected in the rates noted above. Any further downgrades of Ambac’s rating, such as the one by Moody’s on November 5, 2008 (to Baa1), do not affect our rate of interest or fees under the film facility.

If the senior bank debt’s rating (without giving effect to Ambac’s insurance) by either S&P or Moody’s were to fall below investment grade, the interest rate for the outstanding senior bank debt would increase by up to an additional 0.815%. In addition, if the ratio of our indebtedness, excluding the film facility, to our total capital, defined as our consolidated equity plus indebtedness excluding film facility indebtedness, were to exceed 0.4 to 1.0, then the interest rate for outstanding senior bank debt could increase by up to an additional 0.50%. In light of recent adverse developments in the credit markets, we have assessed the economic impact on our film production activities from the actual and potential increases in interest rates described above. We do not believe the actual or potential impact from these rate increases to be material.

The film facility requires the maintenance of a minimum tangible net worth, a prospective cash coverage test, an historical cash coverage test and an asset coverage ratio, each measured quarterly, and compliance with various administrative covenants. We have maintained compliance with all required provisions of the film facility since its inception.

Until recently, we would also have been required, before our fifth film’s funding, either to obtain a cumulative, minimum budget percentage (33%) from our pre-sales of film distribution rights in Australia and New Zealand, Japan, Germany, France and Spain (the “Reserved Territories”), together with the proceeds of any government rebate, subsidy or tax incentive and any other source of co-financing, or to fund that budget percentage with our own cash (the “Pre-Sales Test”). The Pre-Sale Test has now been effectively subsumed by other terms of the film facility, as explained below. Future distribution in the Reserved Territories will be handled by Paramount, with limited exceptions.

The film facility requires us to fund 33% of the budget of each film distributed under the distribution agreement with Paramount that we entered into in the third quarter of 2008. The film facility will provide up to 67% of the budget (reduced by the proceeds of any co-financing). After deduction of Paramount’s distribution fees and expenses in the Reserved Territories, we will be entitled to recoup our 33% contribution from all film proceeds from the Reserved Territories. Our recoupment will be crossed among all films distributed under the distribution agreement with Paramount and among all Reserved Territories. After recoupment of our 33% contribution, all additional film proceeds from the Reserved Territories will be used to pay down borrowings under the film facility.

In January 2009, we repaid $16.3 million of film facility borrowings with our own cash. That payment, combined with the pre-sales of distribution rights in the Reserved Territories and other co-financing proceeds for Iron Man and The Incredible Hulk, equals 33% of those films’ budgets. Because of the requirement that we fund 33% of future films, we therefore expect to be in compliance, without any further action on our part, with the Pre-Sale Test when it is first applied (upon funding of the fifth film) and at all relevant times thereafter.

In the first quarter of 2009, we amended the film facility to allow us, at our option, to utilize a lower cost completion bond structure. In order to take advantage of this lower cost completion bond structure for a picture, we will need to escrow approximately $26 million ($31.5 million for Iron Man 2) for the duration of production. Upon completion of the film, the escrowed funds will be returned to us. However, the amount of escrowed funds returned to us will be reduced to the extent that the cost of the film exceeds 110% of its budget.

If one of the banks in our film facility’s lending consortium were to default in making a required funding and if we were unable to arrange for a replacement bank, the amount available to us under the film facility would drop by the amount of the defaulting bank’s unused commitment and our film productions could be disrupted as a result.

We maintain a $100 million revolving line of credit with HSBC Bank USA, National Association (the “HSBC Line of Credit”) with a sub-limit for the issuance of letters of credit. The HSBC Line of Credit expires on March 31, 2010. Borrowings under the HSBC Line of Credit may be used for working capital and other general corporate purposes and for repurchases of our common stock. The HSBC Line of Credit contains customary event-of-default provisions and a default provision based on our market capitalization. We are in compliance with the covenants of the facility, which include net income, leverage and free cash flow, as of December 31, 2008 and continue to be in compliance. The HSBC Line of Credit is secured by a lien in (a) our accounts receivable, (b) our rights under our license with Hasbro and (c) all of our treasury stock repurchased by us after November 9, 2005. Borrowings under the HSBC Line of Credit bear interest at HSBC’s prime rate or, at our option, at LIBOR plus 1.25% per annum. As of December 31, 2008, we had no borrowings outstanding under the HSBC Line of Credit.

Our capital expenditures for the years ended December 31, 2008 and 2007 were $2.4 million and $2.7 million, respectively. We do not expect to have significant capital expenditures in 2009. Capital expenditures do not include film costs that we capitalize into film inventory.

In September 2008, we entered into a lease for the rental of sound stages where we intend to film our next four self-produced films, and for Marvel Studios’ new production and corporate office space, located in Manhattan Beach, California. The lease has an initial term of three years, with four successive one-year extension options. We anticipate making aggregate rental payments under this lease of approximately $14 million over the three-year period beginning January 1, 2009.

In February 2009, we repurchased 0.3 million shares of our common stock for $6.5 million.

We believe that our cash and cash equivalents, cash flows from operations, the film facilities, and the HSBC line of credit will be sufficient for us to conduct our business, including our obligation to fund 33% of the budget of each of our prospective self-produced films, and to make repurchases, if any, under our current stock repurchase program.

The following table sets forth our contractual obligations as of December 31, 2008:

Contractual Obligations	Payments Due By Period
(Amounts in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Animated television production obligations	$15,870	$15,359	$511	$—	$—
Long-term debt obligations*	$213,001	$204,800	$8,201	—	—
Capital lease obligations	—	—	—	—	—
Operating lease obligations	21,242	7,381	13,452	409	—
Licensed-in toy royalty obligations	1,200	1,200	—	—	—
Other long-term liabilities reflected on the registrant’s balance sheet under GAAP	6,710	1,000	2,000	1,850	1,860
Expected pension benefit payments	15,303	1,365	2,866	3,026	8,046

Total	$273,326	$231,105	$27,030	$5,285	$9,906

*	Scheduled repayment based on the minimum expected term of the film facility. Such amount may be repaid earlier depending on the success of theatrical releases under the film facility.

Our balance sheet includes $59.3 million of non-current tax reserves (including estimated interest and penalties of $5.5 million) for uncertain tax positions under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). However, it is not possible to predict or estimate the timing of payments for these obligations. We do not expect to make any significant payments for these uncertain tax positions within the next twelve months.

We believe that our financial condition is strong and that our cash balances, other liquid assets, operating cash flows, access to debt and equity capital markets and borrowing capacity, taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to the expansion of existing businesses and development of new projects. However, our operating cash flow and access to the capital markets can be affected by macroeconomic factors outside of our control. See “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009. In addition to macroeconomic factors, our borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by certain financial covenants in our debt arrangements discussed above.

Critical Accounting Policies and Estimates

General

Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We review the accounting policies used by us in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. Our estimates include amounts related to the estimate of ultimate revenues for each of our films, the realizability of film inventory, valuation allowances for deferred income tax assets, reserves for uncertain tax positions, character allocation in computing studio share of royalties payable, the reserve for uncollected minimum royalty guarantees, provisions for returns, pension plan assumptions, the realizability of goodwill, the realizability of inventories, other sales allowances and doubtful accounts, depreciation and amortization periods for equipment, litigation related accruals, and forfeiture rates related to employee stock compensation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are reviewed by management on an ongoing basis and by the Audit Committee at the end of each quarter prior to the public release of our financial results. Management believes that the following critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Book Sales, Sales Returns and Customer Allowances

Trade paperback and hardcover book sales, returnable comic books and custom publishing, are recorded when title and risk of ownership have passed to the buyer. Provisions for future returns and other sales allowances are established based upon historical experience, adjusting for current economic and other factors affecting the customer. We regularly review and revise, when considered necessary, our estimates of sales returns based primarily upon actual returns, and estimated sell-through at the retail level. No provision for sales returns is provided when the terms of the underlying sales do not permit the customer to return product to us. Return rates for returnable comic book sales, traditionally sold at newsstands and bookstores, are typically higher than those related to trade paperback and hardcover book sales.

Comic book revenues – non-returnable and other

Sales of comic books to the direct market, our largest channel of comic book distribution, are made on a non-returnable basis and related revenues are recognized in the period the comic books are made available for sale (on-sale date established by us). Revenue from advertising in our comic books is also recognized in the period that the comic books are made available for sale. Subscription revenues related to our comic book business are generally collected in advance for a one-year subscription and are recognized as income on a pro rata basis over the subscription period as the comic books are delivered.

License Revenues

Revenue from licensing our characters is recorded in accordance with guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition” (an amendment of Staff Accounting Bulletin No. 101 “Revenue Recognition”) (“SAB 104”). Under the SAB 104 guidelines, revenue is recognized when the earnings process is complete. This is considered to have occurred when persuasive evidence of an agreement between us and the customer exists, when the characters are freely and immediately exploitable by the licensee and we have satisfied our obligations under the agreement, when the amount of revenue is fixed or determinable and when collection of unpaid revenue amounts is reasonably assured.

For licenses that contain non-refundable minimum payment obligations to us, we recognize such non-refundable minimum payments as revenue at the inception of the license, prior to the collection of all amounts ultimately due, provided all the criteria for revenue recognition under SAB 104 have been met. Receivables from licensees due more than one year beyond the balance sheet date are discounted to their present value.

The earnings process is not complete if, among other things, we have significant continuing involvement under the license, we have placed restrictions on the licensee’s ability to exploit the rights conveyed under the contract or we owe a performance obligation to the licensee. In the case where we have significant continuing involvement or where any restrictions remain on the licensee’s rights (e.g., no sales of products based on a specific character allowed until a future date), we recognize revenue as the licensee reports its sales and corresponding royalty obligation to us. Where we have a performance obligation, minimum royalty collections are not recognized until our performance obligation has been satisfied. Minimum payments collected in advance of recognition are recorded as deferred revenue. In any case where we are unable to determine that the licensee is sufficiently creditworthy, we recognize revenue only to the extent of cash collections. When cumulative reported royalties exceed the minimum royalty payments, the excess royalties are recorded as revenue when collected and are referred to as “overages”.

As discussed above, beginning in 2008, revenues earned from Hasbro, and related expenses, are included in our Licensing segment.

Revenues related to the licensing of animation are recognized when persuasive evidence of a sale or licensing arrangement with a customer exists, when an episode is delivered in accordance with the terms of the arrangement, when the license period of the arrangement has begun and the customer can begin its exhibition, when the arrangement fee is fixed or determinable, and when collection of the arrangement fee is reasonably assured.

Restricted Cash

Cash that has been contractually restricted as to usage or withdrawal is included in the caption “Restricted cash”. Restricted cash attributable to our Film Production segment includes our net film collections, borrowings under the film facility and any other funds designated to be used for film inventory costs, for debt service, for various reserves required under the film facility and for certain amounts required under our completion bond arrangements. Restricted cash in the Film Production segment was $39.6 million and $0.7 million as of December 31, 2008 and 2007, respectively. Restricted cash in the Licensing segment includes cash balances of the Joint Venture that are not freely available to either Sony Pictures or to us until distributed. Distributions are made no less frequently than quarterly.

Restricted cash not expected to be released within one year of the balance sheet date and restricted cash designated to be used for film inventory costs is classified as a non-current asset in our consolidated balance sheets.

Certain reclassifications have been made to prior periods to conform to the current period presentation as the result of revising the presentation of certain restricted cash balances from current assets to non-current assets (see Note 6 to our consolidated financial statements).

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in status of the customers’ financial condition and other relevant factors. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known.

Excess and Obsolete Inventory

We write down excess and obsolete inventory to its estimated realizable value based upon assumptions about future product demand, consumer trends, the success of related feature films, the availability of alternate distribution channels and overall market conditions. If actual product demands, consumer trends and market conditions are less favorable than those projected by us, additional inventory write-downs could be required.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization is computed using the straight-line method generally over a three to five-year life for furniture and fixtures and office equipment, and over the shorter of the life of the underlying lease or estimated useful life for leasehold improvements. Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the related assets, which is generally 3 years. For software developed for internal use, all external direct costs for materials and services are capitalized in accordance with AICPA Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Total capitalized internal use software costs were $5.5 million and $3.5 million at December 31, 2008 and 2007, respectively. Accumulated depreciation and amortization for fixed assets was $4.7 million and $3.2 million at December 31, 2008 and 2007, respectively, of which $3.0 million and $2.0 million related to internal use software. Amortization expense for internal use software was $1.0 million, $1.0 million and $0.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Film Production Operations

Film Inventory

In general, we are responsible for all of the costs of developing and producing our feature films. The film’s distributor is responsible for the out-of-pocket costs, charges and expenses (including contingent compensation and residual costs, to a defined limit) incurred in the distribution, manufacturing, printing and advertising, marketing, publicizing and promotion of the film in all media (referred to in the aggregate as the distributor’s costs). The distributor’s costs are not included in film inventory.

We account for our film inventory under the guidance provided by AICPA Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”). We capitalize all direct film production costs, such as labor costs, visual effects and set construction. Those capitalized costs, along with capitalized production overhead and capitalized interest costs, appear on our balance sheet as an asset called film inventory. Production overhead includes allocable costs, including cash and stock compensation and benefits, of individuals or departments with exclusive or significant responsibility for the production of films. Capitalization of production overhead and interest costs commences upon completion of the requirements for funding the production under the film facility and ceases upon completion of the production. In 2008, 2007 and 2006, we capitalized interest costs of $5.1 million, $8.4 million and $0.2 million, respectively and those amounts were included in film inventory.

We also capitalize the costs of projects in development into film inventory. Those costs consist primarily of script development. In the event that a film does not begin pre-production within three years from the time of the first capitalized transaction, or if an earlier decision is made to abandon the project, all capitalized costs related to these projects are expensed. During 2008 and 2007, $1.7 and $1.3 million, respectively, of film development costs were written off and included in selling, general and administrative expenses in our consolidated statements of income.

Once a film is released, using the individual-film-forecast computation method, the amount of film inventory relating to that film is amortized and included in each period’s costs of revenue in the proportion that the film’s revenue during the period bears to the film’s then-estimated total revenue, net of the distributor’s costs, over a period not to exceed ten years (ultimate revenues). Estimates of ultimate revenues for each film are regularly reviewed and revised as necessary based on the latest available information. Reductions in those revenue estimates could result in the write-off, or the acceleration of the amortization, of film inventory in that reporting period; increases in those revenue estimates could result in reduced amortization in that period.

As of December 31, 2008, our Film Production segment had film inventory, net of amortization, of $181.6 million, primarily for the Iron Man and The Incredible Hulk productions.

Film Revenue

The amount of revenue recognized from our films in any given period depends on the timing, accuracy and sufficiency of the information we receive from our distributors.

After remitting to us five percent of the film’s gross receipts, the distributor is entitled to retain a fee based upon the film’s gross receipts and to recoup all of its costs on a film-by-film basis prior to our receiving any additional share of film receipts. Any of the distributor’s costs for a film that are not recouped against receipts for that film are borne by the distributor. Our share of the film’s receipts, as described above, is recognized as revenue when reported due to us by the distributor. We have also received minimum guarantees from local distributors in five territories. In those territories, we began to recognize revenue when the film was made available for exhibition in theaters.

Revenue from the sale of home video units is recognized when our distributors report as due to us the home video sale proceeds that they have collected from retailers. We provide for future mark-downs and returns of home entertainment product at the time the related revenue is recognized, using estimates. Our estimates are calculated by analyzing a combination of our distributors’ historical returns and mark-down practices, our distributors’ estimates of returns of our home video units, current economic trends, projections of consumer demand for our home video units and point-of-sale data available from retailers. We periodically review our estimates using the latest information available.

Revenue from both free and pay television licensing agreements is recognized at the time the production is made available for exhibition in those markets.

Goodwill

We have significant goodwill on our balance sheet, which resulted from the acquisition of Marvel Entertainment Group, Inc. in 1998. Goodwill is accounted for under the guidance provided by Statement of Financial Accounting Standards (“SFAS”) No.142, “Goodwill and Other Intangible Assets” (“SFAS 142”). As required by SFAS 142, goodwill is allocated to various operating segments (see Note 11 to our consolidated financial statements).

To determine if there is potential goodwill impairment, SFAS 142 requires us to compare the fair value of each of our reporting units (which are our operating segments) to its carrying amount on an annual basis. To determine the fair value of our reporting units, we generally use a present value technique (forecasted discounted cash flow) corroborated by market multiples when available and as appropriate. If the fair value of our reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. As of December 31, 2008, our goodwill was not impaired.

Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Studio and Talent Share of Royalties

We share merchandise licensing revenues with movie studio licensees for Marvel characters portrayed in theatrical releases. Typically, the studio is paid up to 50% of the total license income derived from licensing for a specific character, in most cases net of a distribution fee retained by us, and in some instances with adjustments for characters that have generated sales prior to the theatrical release. In accounting for amounts payable to studios under multi-character licensing agreements, we make an initial estimate of how minimum guarantees recognized as revenue will be shared among the various studios. This estimate is subsequently adjusted based on actual royalties reported to us by our licensees. We also share merchandise licensing revenue with talent for the use of their likeness in licensed products. We accrue our obligation to talent based upon the talent’s contractual participation rate. In the case of licensed films, we depend on the licensee to provide that information to us. In 2008, 2007 and 2006, we provided for $27.2 million, $42.8 million and $23.6 million, respectively, for the share of royalties due to movie studios and talent. The 2008 expense reflects an $8.3 million reduction to our estimate of royalties payable to talent.

Accounting for Joint Venture

The operations of the Joint Venture have been consolidated in our consolidated financial statements, including revenues of $57.4 million, $122.0 million and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Joint Venture distributes to us and to Sony Pictures all cash received, proportionate to each party’s interest, on at least a quarterly basis. At December 31, 2008, noncontrolling interest in consolidated Joint Venture of ($0.9) million reflects distributions made to Sony Pictures in connection with cash received by the Joint Venture from minimum royalty advances on Spider-Man 4 licensing contracts for which the Joint Venture has not yet recognized revenue and earnings thereon. At December 31, 2007, we had $0.6 million in noncontrolling interest in consolidated Joint Venture, which represents amounts due to Sony Pictures.

Pension

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur. SFAS 158 also eliminates the option to use an early measurement date effective for fiscal years ending after December 15, 2008. We adopted the recognition provisions of SFAS 158 effective December 31, 2006 and early adopted the measurement provision in the first quarter of 2007. The impact of this adoption was minimal as a result of our already reporting our unfunded obligation related to the Fleer/Skybox Plan (as defined in Note 10 to our consolidated financial statements), a frozen plan, as a liability in the statement of financial position.

Accounting for Stock-Based Compensation

We account for stock-based compensation cost under the provisions SFAS No. 123(R) “Share-Based Payment” (“SFAS 123R”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). SFAS No. 123R also requires the related excess tax benefit received upon exercise of stock options or vesting of restricted stock, to be reflected in the statement of cash flows as a financing activity rather than an operating activity. In connection with the implementation of SFAS No. 123R, we elected the short-cut method in determining our additional paid-in capital pool of windfall benefits and the graded vesting method to amortize compensation expense over the service period.

We did not grant any stock option awards during 2008, 2007 or 2006. As of December 31, 2007, all of our issued stock options have vested and, accordingly, we have no remaining unrecognized compensation cost related to nonvested stock option awards. During the years ended December 31, 2007 and 2006, we recognized $2.3 million and $5.9 million, respectively, of compensation expense associated with previously granted stock options, which was classified in selling, general and administrative expense. The charge for the years ended December 31, 2007 and 2006, net of income tax benefit of $0.9 million and $2.3 million, respectively, has reduced basic and diluted earnings per share attributable to Marvel Entertainment, Inc. by $0.02 and $0.04, respectively. The tax benefit realized from stock-based compensation totaled $8.7 million, $2.5 million and $64.8 million (due to higher than usual stock option exercises) for the years ended December 31, 2008, 2007 and 2006, respectively.

We used the Black-Scholes option pricing model to value the compensation expense associated with our stock option awards under SFAS 123R. In addition, we estimated forfeitures when recognizing compensation expense associated with our stock options, and adjusted our estimate of forfeitures when they were expected to differ. Key input assumptions used to estimate the fair value of stock options included the market value of the underlying shares at the date of grant, the exercise price of the award, the expected option term, the expected volatility (based on historical volatility) of our stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and our expected annual dividend yield.

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing model does not necessarily provide a reliable measure of the fair value of our employee stock options.

Commitments and Contingencies

Legal Matters

On January 26, 2009, in the United States District Court for the Southern District of New York, four purported shareholders of Stan Lee Media, Inc. (“SLM”), individually and on behalf of all SLM shareholders, filed a derivative action against Marvel, Isaac Perlmutter (our President and Chief Executive Officer), Avi Arad (a former officer and director), Stan Lee, Joan C. Lee, Joan Lee and Arthur Lieberman. The complaint alleges that SLM is the owner of rights in characters co-created by Mr. Lee while he was employed by our predecessors, the Marvel name and trademark, and Mr. Lee’s name and likeness (collectively, the “Intellectual Property”). The plaintiffs allege that prior to the date Mr. Lee entered into a new employment agreement with us in 1998, Mr. Lee transferred his interest in the Intellectual Property to a predecessor of SLM. Mr. Lee has denied that he had any ownership interest in the Intellectual Property and that any transfer of those rights to SLM ever took place. The complaint in the plaintiffs’ lawsuit also alleges that all defendants committed fraud, were involved in a conspiracy to deprive SLM of its ownership of the Intellectual Property, wrongfully failed to disclose the terms of a 2005 settlement of litigation brought against Marvel by Mr. Lee and wrongfully exploited claimed rights of SLM in the Intellectual Property. The relief sought by the complaint includes a declaration of SLM’s rights in the Intellectual Property, compensatory and punitive damages of $750 million based on alleged breaches of fiduciary duty, unspecified damages for fraud, inducing a breach of fiduciary duty and civil conspiracy, an accounting of profits and the imposition of a constructive trust, unspecified treble damages for violations of SLM’s Lanham Act rights, SLM’s rights of publicity and for unfair business practices. We believe all claims in the complaint are without merit.

On March 30, 2007, in the United States District Court for the Southern District of Illinois, Gary Friedrich and Gary Friedrich Enterprises, Inc. (“Friedrich”) filed a lawsuit against us, and numerous other defendants including Sony Pictures Entertainment, Inc., Columbia Pictures Industries, Inc., Hasbro, Inc. and Take-Two Interactive Software, Inc. That suit has been transferred to the Southern District of New York. The complaint alleges that Friedrich is the owner of intellectual property rights in the character Ghost Rider and that we and other defendants have exploited the Ghost Rider character in a motion picture and merchandise without Friedrich’s consent. Friedrich has asserted numerous claims including copyright infringement, negligence, waste, state law misappropriation, conversion, trespass to chattels, unjust enrichment, tortious interference with right of publicity, and for an accounting. We believe Friedrich’s claims to be without merit.

We are also involved in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, we believe that our legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition, results of operations or cash flows.

We regularly evaluate our litigation claims to provide assurance that all losses and disclosures are provided for in accordance with SFAS No. 5 “Accounting for Contingencies” (“SFAS 5”). Our evaluation of legal matters involves considerable judgment by us. We engage internal and outside legal counsel to assist in the evaluation of these matters. Accruals for estimated losses, if any, are determined in accordance with the guidance provided by SFAS 5.

Income Taxes

We use the liability method of accounting for income taxes as prescribed by Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109). Under this method, income tax expense is based on reported income before income taxes, and deferred income taxes are recorded as a result of temporary differences between the amounts of assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes, measured using enacted tax rates and laws that are expected to be in effect when the differences reverse.

Income tax expense includes U.S. federal, state and local, and foreign income taxes, including U.S. federal taxes on undistributed earnings of foreign subsidiaries to the extent that such earnings are not permanently reinvested.

We are not responsible for the income taxes related to the noncontrolling interest in the Joint Venture’s earnings. The tax liability associated with the noncontrolling interest in the Joint Venture’s earnings is therefore not reported in our income tax expense, even though all of the Joint Venture’s revenues and expenses are consolidated in our reported income before income tax expense. Joint Venture earnings therefore have the effect of lowering our effective tax rate. This effect is more pronounced in periods in which Joint Venture earnings are higher relative to our other earnings.

We consider future taxable income and potential tax planning strategies in assessing the potential need for valuation allowances against deferred tax assets. If actual results differ from estimates or if we adjust these assumptions in the future, we may need to adjust our deferred tax assets or liabilities, which could impact our effective tax rate in future periods.

On January 1, 2007, we adopted the provisions of FIN 48, which clarifies accounting for uncertain income tax positions. This interpretation requires us to recognize in the consolidated financial statements only those tax positions we determine to be more likely than not of being sustainable upon examination, based on the technical merits of the positions, under the presumption that the taxing authorities have full knowledge of all relevant facts (see Note 8 to our consolidated financial statements). The determination of which tax positions are more likely than not sustainable requires us to use significant judgments and estimates, which may or may not be borne out by actual results.

Recent Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. On January 1, 2009, we adopted the provisions of SFAS 160. The implementation of this statement did not have a material impact on our consolidated financial statements or results of operations. The prior periods’ financial information has been reclassified as a result of the adoption of this statement. See Note 2 to our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a common definition for fair value to be applied to GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. FSP FAS No. 157-2 “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”), deferred the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. We do not expect the adoption of FSP 157-2 to have a material impact on our consolidated financial statements. In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 when the market for a financial asset is not active. FSP 157-3 was effective upon issuance, including reporting for prior periods for which financial statements have not been issued. The adoption of FSP 157-3 for reporting as of December 31, 2008 did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 became effective for the fiscal year beginning January 1, 2008. We did not elect the fair value option for any items under SFAS 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, the goodwill acquired and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable the evaluation of the nature and financial effect of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 expands quarterly disclosure requirements in SFAS 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. We do not expect the adoption of this statement to have a material impact on disclosures in our consolidated financial statements.